                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the captions "Experts", "Summary Consolidated Financial and Other Data" and "Selected Consolidated Financial and Other Data" and to the use of our report dated October 11, 2002 with respect to the consolidated balance sheet of Avondale Incorporated and subsidiaries as of August 30, 2002 and the related consolidated statements of income, shareholders' equity and cash flows and the related financial statement schedule for the year then ended in the Registration Statement (Form S-4) of Avondale Mills, Inc. and Avondale Incorporated for the registration of $150,000,000 principal amount of 10 1/4% Senior Subordinated Notes due 2013 and the guarantee of such notes.



/s/ Crisp Hughes Evans LLP


Atlanta, Georgia
September 16, 2003